Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED
OF
AVALO THERAPEUTICS, INC.

The undersigned, for purposes of amending the Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), of Avalo Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: Article IV of the Certificate is hereby amended by adding the following Section D:

“D. The issued and outstanding Common Stock of the Corporation, $0.001 par value, shall, at 5:00 p.m., Eastern Standard Time, on July 7, 2022 (the “2022 Effective Time”), be deemed to be “reverse stock split,” and in furtherance thereof, there shall, after the 2022 Effective Time, be deemed to be issued and outstanding one (1) share of the Common Stock of the Corporation for and instead of each twelve (12) shares of the Common Stock of the Corporation issued and outstanding immediately prior to the 2022 Effective Time. Shares of Common Stock that were outstanding prior to the 2022 Effective Time and that are not outstanding after the 2022 Effective Time shall resume the status of authorized but unissued shares of Common Stock. To the extent that any stockholder shall be deemed after the 2022 Effective Time as a result of this Amendment to own a fractional share of Common Stock, such fractional share shall be deemed to be one whole share.

Each stock certificate that, immediately prior to the 2022 Effective Time, represented shares of Common Stock shall, after the 2022 Effective Time, represent that number of whole shares of Common Stock into which the shares of Common Stock represented by such certificate shall have been reclassified (as well as the right to receive a whole share in lieu of any fractional share of Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Common Stock prior to the 2022 Effective Time shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of Common Stock into which the shares of Common Stock represented by such certificate shall have been reclassified, as well as any whole share in lieu of a fractional share of Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

SECOND: Except as expressly amended herein, all provisions of the Certificate filed with the Office of the Secretary of State of the State of Delaware on May 17, 2018, and amended on April 27, 2017, December 26, 2018, and August 26, 2021, shall remain in full force and effect.

THIRD: That said amendment was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the Corporation’s number of shares of authorized capital stock of all classes, and the par value thereof, shall not be changed or affected under or by reason of said amendment.

FIFTH: That said amendment shall be effective at 5:00 p.m., Eastern Standard Time, on July 7, 2022.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, this 5th day of July, 2022.

AVALO THERAPEUTICS, INC.

By:	/s/ Christopher Sullivan
Name:	Christopher Sullivan
Title:	Chief Financial Officer